Exhibit 99.3

[Letterhead of KPMG LLP]

Report of Independent Registered Public Accounting Firm

The Board of Directors
The Student Loan Corporation:

We have examined management's assertion, included in the accompanying Management Report on The Student Loan Corporation's Compliance, as Servicer, with the Requirements of the Indenture of Trust and the Servicing Agreements that The Student Loan Corporation complied with Article XI, Section 11.01 of the Indenture of Trust, dated as of March 27, 2002, between the SLC Student Loan Trust-I, as Issuer, and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as Indenture Trustee, and with the Servicing Agreement, Sections 4 and 5, dated as of March 27, 2002, between The Student Loan Corporation, as Servicer, and SLC Student Loan Trust-I, as Issuer, for the year ended December 31, 2004. Management is responsible for The Student Loan Corporation's compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about The Student Loan Corporation's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about The Student Loan Corporation's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on The Student Loan Corporation's compliance with specified requirements.

We have been informed that, under The Student Loan Corporation's interpretation regarding compliance with Article XI, Section 11.01 of the Indenture of Trust, dated as of March 27, 2002 between the SLC Student Loan Trust-I and Deutsche Bank Trust Company Americas and with the Servicing Agreement, Sections 4 and 5, dated as of March 27, 2002, between The Student Loan Corporation and SLC Student Loan Trust - I, the criteria set forth in Appendix I is suitable for attesting to management's assertion referred to above.

In our opinion, management’s assertion that The Student Loan Corporation complied with the aforementioned requirements for the year ended December 31, 2004 is fairly stated, in all material respects, based on the criteria set forth in Appendix I.

The report is intended solely for the information and use of the Board of Directors and managements of The Student Loan Corporation and the SLC Student Loan Trust-I and Indenture Trustee and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

New York, New York
March 31, 2005

Appendix I

Attestation Procedures

We have been informed that, under The Student Loan Corporation’s interpretation regarding compliance with Article XI, Section 11.01 of the Indenture of Trust, dated as of March 27, 2002, between the SLC Student Loan Trust-I and Deutsche Bank Trust Company Americas and with the Servicing Agreement, Sections 4 and 5, dated as of March 27, 2002, between The Student Loan Corporation and SLC Student Loan Trust-I, the criteria set forth below is suitable for attesting to management’s assertion referred to in our report:

Obtain and read the Indenture of Trust and Servicing Agreements (the “Agreements”).

Obtain written representation from The Student Loan Corporation management stating that The Student Loan Corporation complied with Article XI, Section 11.01 of the Indenture of Trust and with the servicing requirements in Sections 4 and 5 of the Servicing Agreement during the period from January 1, 2004 through December 31, 2004.

Obtain written representation from CFS-SunTech Servicing LLC management stating that CFS-SunTech Servicing LLC complied with Article XI, Section 11.01 of the Indenture of Trust and with the servicing requirements in Sections 4 and 5 of the Servicing Agreement during the period from January 1, 2004 through December 31, 2004.

Obtain and read The Student Loan Corporation management's Annual Servicer's Certificate to SLC Student Loan Trust-I stating that The Student Loan Corporation performed, in all material respects, all of its obligations under the Agreements during the period from January 1, 2004 through December 31, 2004, and no default in the performance of such obligations had occurred or was continuing.

Obtain and read the CFS-SunTech Servicing LLC Standard Engagement in Accordance with Compliance Audits (Attestation Engagements) For Lenders and Lenders Servicers Participating in the Federal Family Education Loan Program Report for the year ended December 31, 2004.

Obtain and read correspondence from the United States Department of Education to CFS-SunTech Servicing LLC dated September 10, 2004 indicating that a comprehensive review of CFS-SunTech Servicing LLC’s administration of the Federal Family Education Loan Program was conducted based on the Lender/Servicer Audit Guide developed by the Common Review initiative, and in accordance with the requirements of 34 CFR 682.410 (c).

Obtain and read correspondence between The Student Loan Corporation and CFS-SunTech Servicing LLC dated March 1, 2004, indicating that an audit was conducted by The Student Loan Corporation’s Operations Audit Department to evaluate CFS-SunTech Servicing LLC’s compliance with the sub-servicing agreement between CFS-SunTech Servicing LLC and The Student Loan Corporation dated March 27, 2002.

Obtain and read McGladrey & Pullen’s (Service Auditor) SAS 70 Report issued to CFS-SunTech Servicing LLC dated November 11, 2004 which contained an unqualified opinion.

Obtain an understanding of The Student Loan Corporation’s reporting procedures, including CFS-SunTech Servicing LLC’s submission of loan portfolio reports to The Student Loan Corporation and the preparation and submission of Statements to Noteholders and 8-K filings by performing the following procedures:

•	For Statements to Noteholders and 8-K filings, selected a sample of two months (“the sample”) from 2004.

	a)	Obtain and read CFS-SunTech Servicing LLC loan portfolio reports that were used by SLC management to prepare the Statements to Noteholders and 8-K filings for the selected months in the sample.

	b)	Obtain proof of 8-K filings for the selected months in the sample to determine the submission of the filings.

Obtain an understanding of the transmittal of ED Form 799 on a quarterly basis to the U.S. Department of Education by CFS-SunTech Servicing LLC's on behalf of The Student Loan Corporation by performing the following procedure:

•	For the ED Form 799, obtain and inspect Lender Search Reports provided by The Student Loan Corporation evidencing receipt of the ED Form 799 by the U.S Department of Education for each quarter in 2004.

Obtain an understanding of The Student Loan Corporation’s remittance procedures of monthly rebate fees to the U.S Department of Education by performing the following procedure:

•	For remittances, select a sample of two monthly rebate fees and obtain and inspect proof of remittance to the U.S. Department of Education for each remittance in the sample.

Obtain an understanding of CFS-SunTech Servicing LLC’s remittance procedures, including the processing of principal and interest payments by CFS SunTech Servicing LLC to the Indenture Trustee by performing the following procedure:

•	For principal and interest payments, select a sample of two daily remittances and obtain and inspect proof of remittance to the Indenture Trustee within three business days for each daily remittance in the sample.

Obtain and inspect proof of a fidelity bond in an amount of at least $1,000,000 upon all personnel of CFS-SunTech Servicing LLC insuring against any loss or damage which The Student Loan Corporation, SLC Student Loan Trust-I, or CFS-SunTech Servicing LLC might suffer as a consequence of any fraudulent or dishonest act of such personnel, and obtain and inspect proof that CFS-SunTech Servicing LLC maintains errors or omissions insurance coverage in an amount equal to at least $2,000,000.

Management Report on The Student Loan Corporation's Compliance, as Servicer, with the Requirements of the Indenture of Trust and the Servicing Agreement

Management of The Student Loan Corporation, as Servicer, is responsible for compliance with Article XI, Section 11.01 of the Indenture of Trust, dated as of March 27, 2002, between the SLC Student Loan Trust-I, as Issuer, and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as Indenture Trustee, and with the Servicing Agreement, Sections 4 and 5, dated as of March 27, 2002, between The Student Loan Corporation, as Servicer, and SLC Student Loan Trust-I, as Issuer, for the year ended December 31, 2004.

Management has performed an evaluation of The Student Loan Corporation's compliance with Article XI, Section 11.01 of the Indenture of Trust and with the Servicing Agreement, Sections 4 and 5, for the year ended December 31, 2004. Based upon this evaluation, management believes that, for the year ended December 31, 2004, The Student Loan Corporation, as Servicer, was in compliance with Article XI, Section 11.01 of the Indenture of Trust and with the Servicing Agreement, Sections 4 and 5.

/s/ Daniel P. McHugh                                                                             March 31, 2005
Daniel P. McHugh                                                                                         Date
Chief Financial Officer
The Student Loan Corporation, as Servicer